UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2018

BANC OF CALIFORNIA, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3 MacArthur Place, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 361-2262

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2018, Jason Pendergist, Executive Vice President, Real Estate and Commercial Banking of Banc of California, National Association (the “Bank”), a wholly owned subsidiary of Banc of California, Inc. (the “Company”), entered into a Separation Agreement (the “Agreement”) with the Company and the Bank, pursuant to which Mr. Pendergist resigned from all positions he held with the Company and its subsidiaries, effective immediately.

The Separation Agreement contains a general release of claims by Mr. Pendergist, with customary exceptions for such rights or claims as may be created by the Agreement and any claims that cannot be released as a matter of law. The Separation Agreement also contains standard confidentiality provisions and a one-year non-solicitation provision.

The Company and the Bank have agreed to pay Mr. Pendergist an amount equivalent to the aggregate monthly premium payments he would make for 90 days of continued health care coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), which is estimated to be an aggregate payment of approximately $4,522.

A copy of the Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Separation Agreement dated October 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

October 19, 2018	/s/ Angelee J. Harris
Angelee J. Harris
General Counsel

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